Baker Hostetler LLP

45 Rockefeller Plaza

New York NY 10111

T 212.589.4200

F 212.589.201

www.bakerlaw.com

August 3, 2012

We consent to the use of our name under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/Baker Hostetler LLP

Baker Hostetler LLP